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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 7, 2001, relating to the financial statements and financial highlights of Cohen & Steers Realty Income Fund, Inc. and Cohen & Steers Total Return Realty Fund, Inc., which appear in the December 31, 2000 Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Experts" and "Financial Statements" in the Registration Statement on Form N-14 (File No. 333-56510) of the Cohen & Steers Total Return Realty Fund, Inc., which is also incorporated by reference in this Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
May 31, 2001